Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Julie Coyle

Director of Marketing

Tel: (803) 794-2265

CONGAREE BANCSHARES, INC. REPORTS

FIRST QUARTER 2011 FINANCIAL RESULTS

Cayce, SC, April 26, 2011 — Congaree Bancshares, Inc. the holding company for Congaree State Bank, reports results for the first quarter of 2011.

The company recorded net income, after tax provision, of $446,400 and net income available to common shareholders of $389,702, for the quarter ended March 31, 2011 compared to a net loss available to common shareholders of $63,983 for the quarter ended March 31, 2010.  Basic earnings per share were $0.22 for the first quarter of 2011 compared to a loss per share of $0.04 in the first quarter of 2010.  The increase in net income as compared to the first quarter of 2010 is primarily attributable to an increase in the bank’s net interest margin and the partial reversal of the valuation allowance related to the company’s deferred tax asset.  The valuation allowance was established in 2009 based on management’s analysis of the continued losses incurred by the company and likelihood of recovery of those assets.  As the company has been demonstrating positive earnings, management has concluded that a portion of those assets are likely to be recovered and thus, a portion of the valuation allowance has been reversed, creating earnings in the current quarter.  If the company continues to generate positive earnings, additional portions of the valuation allowance will be reversed which would positively impact income in future periods.  For the period ended March 31, 2011, our net interest margin was 3.50% compared to 3.26% at March 31, 2010.  Despite the higher levels of liquidity, improved loan yields and lower deposit cost have resulted in a positive trend in the company’s net interest margin.

Interest income decreased from $1,644,152 for the three months ended March 31, 2010 to $1,397,665 for the three months ended March 31, 2011, primarily due to a 15.3% reduction of the loan portfolio.   Interest expense decreased from $236,387 to $350,879 for the three months ended March 31, 2011, compared to $587,266 for the same period in 2010, largely due to a 13.61% decrease in interest bearing deposits.

“We are excited about our first quarter results in addition to the lifting of the consent order,” stated Charles A. Kirby, the company’s President/CEO. “We are very focused on our strategic plan and are optimistic for the remainder of 2011.”

During the first quarter 2011, the company recorded $112,903 in net charge-offs, or 0.51% of average loans on an annualized basis.  Comparatively, the company’s 0.51% charge-off ratio represents one of the lowest ratios of banks in South Carolina and is well below the 1.60 % charge-off average for South Carolina banks as reported in the fourth quarter 2010 FDIC data.  The company’s reserve for loan losses remained at $1.5 million or 1.72% of loans as of March 31, 2011.  The company’s $1.5 million loan loss reserve provides approximately 90.7% coverage of non-performing loans.

Total assets were $127.2 million at March 31, 2011, a 5.0% increase over total assets of $121.1 million at December 31, 2010.  Total loans were $87.5 million as of March 31, 2011, a slight decrease compared to $90.3 million as of December 31, 2010.  The increase in assets during the first quarter ended March 31, 2011 is primarily a result of an increase in cash of $5.7 million.  In addition our deposits increased $5.6 million during first quarter ended March 31, 2011.

The company remains “well-capitalized” as defined by our bank regulators, which is the highest bank capital classification. Total shareholders’ equity was $11,623,090 with the company’s book value at $6.59 per share at quarter end.

FORWARD LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1)  statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the quarter ended March 31, 2011 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights

(Unaudited) ($ in thousands, except per share data)

	Three Months Ended March 31,
Income Statement Data	2011	2010
Net interest income	$1,047	$1,057
Provision for loan losses	69	187
Net interest income after loan loss provision	978	870
Non-interest income	121	140
Non-interest expense	1,029	1,044
Benefit for income taxes	377	—
Net income (loss)	447	(34)
Accretion of preferred stock to redemption value	(7)	(7)
Preferred dividends accrued	(49)	(22)
Net Income (Loss) to common shareholders	$391	$(63)
Income (Loss) per common share: basic	$0.22	$(0.04)
Income (Loss) per common share: diluted	$0.22	$(0.04)
Weighted Average Number of Common Shares Outstanding
Basic	1,764,439	1,764,439
Diluted	1,764,439	1,764,439

Balance Sheet Data	At 03/31/11	At 12/31/10
Total assets	$127,242	$121,177
Cash and due from banks	10,752	5,052
Investment securities	25,010	22,394
Loans	87,500	90,336
Allowance for loan losses	1,509	1,552
Deposits	112,190	106,586
FHLB advances and other borrowings	3,000	3,000
Shareholders’ equity	$11,623	11,177
Preferred shares outstanding	3,449	3,449
Common shares outstanding	1,764,439	1,764,439
Equity to assets	9.13%	9.22%
Total loans to deposits	77.99%	84.75%

Bank Regulatory Capital ratios:
Leverage ratio	9.15%	9.16%
Tier 1 capital ratio	13.72%	12.84%
Total risk-based capital ratio	14.97%	14.09%

Asset Quality	At 03/31/11	At 12/31/10
Non-performing loans	$1,663	$1,417
Other real estate owned	3,508	3,293
Total non-performing assets	$5,171	$4,710
Percentage of non-performing loans to total loans	1.90%	1.57%
Percentage of non-performing assets to total assets	4.06%	3.89%
Allowance for loan losses to non-performing loans	90.74%	109.53%
Allowance for loan losses to total loans	1.72%	1.72%